UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 19, 2013

Ares Commercial Real Estate Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-35517	45-3148087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North Wacker Drive, 48th Floor, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 252-7500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2014, Ares Commercial Real Estate Corporation, a Maryland corporation (the “Company”), increased the size of its board of directors from nine to eleven members. Caroline E. Blakely was appointed as an independent Class II director and William L. Browning was appointed as an independent Class I director to fill the vacancies created by such increase. In addition, Ms. Blakely joined the Nominating and Governance Committee of the board of directors and Mr. Browning joined the Audit Committee of the board of directors.

The initial term of Ms. Blakely, a Class II director, began when she joined the board of directors on February 19, 2014 and will expire at the 2014 annual meeting of stockholders of the Company. The initial term of Mr. Browning, a Class I director, began when he joined the board of directors on February 19, 2014 and will expire at the 2016 annual meeting of stockholders of the Company. The board of directors determined that each of Ms. Blakely and Mr. Browning is independent within the meaning of the independence standards of the Securities and Exchange Commission (the “SEC”) and the rules of the New York Stock Exchange. As an independent director, each of Ms. Blakely and Mr. Browning will receive the same compensation as that provided to the Company’s other independent directors, as described in detail in the Company’s other filings with the SEC. In addition, the board of directors determined that Mr. Browning is an “audit committee financial expert” within the meaning of the rules of the SEC.

Caroline E. Blakely, 59, is a partner in the Real Estate Group at Cassin & Cassin LLP, a law firm providing legal services that focus on real estate finance, real estate transactions and private client services. Prior to joining Cassin & Cassin LLP, Ms. Blakely served as a Vice President of the multifamily business of the Federal National Mortgage Association (“Fannie Mae”) from April 1999 to October 2013.  In this capacity, Ms. Blakely defined the strategic direction for Fannie Mae’s growing asset management and counterparty responsibilities. In addition, Ms. Blakely was responsible for mitigating the financial and operational risk of 24 DUS Lenders, including assessing the counterparty’s capital adequacy to share risk with Fannie Mae. She initiated performing note sales and negotiated the first sale of multifamily mortgage servicing rights.  Ms. Blakely also served as Chief Marketing Officer of National Cooperative Bank (“NCB”) and as Senior Managing Director of NCB’s Corporate Banking and Commercial Real Estate Divisions from 1992 to 1999, during which time she served as a member of NCB’s Executive Committee and as President of NCB Capital Corporation.  In 1980, Ms. Blakely founded a law firm specializing in structured finance and real estate lending for acquisition, development and construction loans, where she practiced until 1992.  Ms. Blakely currently serves as a member of the Board of Governors of the CRE Finance Council and volunteers on the Board of Trustees for Global Communities, a non-profit organization specializing in international development and microfinance.  Ms. Blakely holds a B.A. in English from the University of Virginia and a J.D. from Georgetown University Law Center, where she graduated cum laude.

William L. Browning, 60, has dedicated his time to serving on boards of directors since January 2012.  From 1999 to January 2012,  Mr. Browning was a senior client service partner at Ernst & Young LLP (“E&Y”), a global leader in assurance, tax, transaction and advisory services.  From 2008 to 2012, Mr. Browning served as the managing partner for E&Y’s Los Angeles office, which at the time of his departure was E&Y’s second largest practice in the Americas and the largest public accounting firm in Los Angeles with over 1,200 professionals and over $400 million in annual revenues.  Mr. Browning’s extensive industry sector experience includes: real estate and REITs, financial services (commercial banks, asset management, consumer finance, credit card and mortgage companies), private equity, energy (upstream/downstream, refining and natural gas), engineering and construction, and technology.  Before joining E&Y, Mr. Browning began his professional career with Arthur Andersen & Co. in 1976, where he was admitted to partnership in 1987 and named office managing partner of its Oklahoma office in 1994. At Arthur Andersen & Co. in Oklahoma and in Los Angeles, California,  Mr. Browning served clients in a wide variety of industries and led the firm’s domestic banking practice and regulatory compliance practice. Mr. Browning serves on the board of directors of McCarthy Holdings, the holding company for McCarthy Building Companies, Inc., one of the top 10 U.S. commercial builders and the oldest American construction company, as well as on the board of directors of Community Bank, based in Pasadena, California.  Mr. Browning is also an adjunct professor at SMU in Dallas, Texas. Mr. Browning volunteers on the board of CARE, a non-profit organization focused on assisting young adults with chemical abuse issues, as well as on the Dallas Summer Musicals board.  Mr. Browning holds a B.B.A. from the University of Oklahoma and is a certified public accountant in Oklahoma, California and Texas.

In addition, on February 19, 2014, Jeffrey T. Hinson, one of the Company’s Class I directors, notified the Company that he intends to step down as a director of the Company at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) due to demands on his time from other professional commitments. Mr. Hinson  is expected to continue to serve until the Annual Meeting. Mr. Hinson has served on the Company’s board of directors since its initial public offering in 2012 and currently serves as a member of the board’s audit committee and as chairman of the board’s nominating and governance committee.  The Company appreciates and thanks Mr. Hinson for his service and commitment as a director and will continue to benefit from his perspectives and insights as a director and committee member until the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 20, 2014

ARES COMMERCIAL REAL ESTATE CORPORATION

		By:	/s/ Timothy B. Smith
Timothy B. Smith
Vice President